Mail Stop 3561

								March 17, 2006

Ms. Brenda M. Galgano
Chief Financial Officer
The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ  07645

Re:	The Great Atlantic & Pacific Tea Company, Inc.
	Form 10-K for the fiscal year ended February 26, 2005
	File No. 1-4141

Dear Ms. Galgano:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

      						Sincerely yours,


      						Michael Moran
      						Branch Chief



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Ms. Brenda M. Galgano
The Great Atlantic & Pacific Tea Company, Inc.
February 21, 2006
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